EXHIBIT 4.5

Income Distribution Agreement

CONFIRMATION

From:

MacroShares Major Metro Housing Up Trust

To:

MacroShares Major Metro Housing Down Trust

Date:

June 29, 2009

Re:

Income Distribution Agreement

Ladies and Gentlemen:

This letter agreement (this "Confirmation") is intended to confirm the terms and conditions of the transaction (the "Transaction") entered into between us on the Trade Date set forth below.

1.

The definitions and provisions contained in the 2000 ISDA Definitions (the "Definitions"), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation.  Any capitalized terms used but not defined herein or in the Definitions shall have the meanings set forth in the MacroShares Major Metro Housing Down Trust Agreement (the "Down Trust Agreement") or the MacroShares Major Metro Housing Up Trust Agreement (the "Up Trust Agreement"), each dated as of June 29, 2009, each among MacroShares Housing Depositor, LLC, as Depositor, State Street Bank and Trust Company, N.A., as Trustee, MacroMarkets LLC, as Administrative Agent, and Macro Financial, LLC, as a Marketing Agent.  In the event of any inconsistency between any such definitions and provisions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms a part of, and is subject to, the ISDA Master Agreement, dated as of June 29, 2009, as amended and supplemented from time to time (the "Agreement"), between the MacroShares Major Metro Housing Up Trust (the "Up Trust") and the MacroShares Major Metro Housing Down Trust (the "Down Trust").  All provisions contained in the Agreement shall govern this Confirmation except as expressly modified below.  In the event of any inconsistency between the provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purposes of this Transaction.

2.

The terms of the particular Transaction to which this Confirmation relates are as follows:

Trade Date:

June 29, 2009

Effective Date:

June 29, 2009

Termination Date:

The earlier of (i) the Distribution Payment Date which follows the Final Scheduled Termination Date, and (ii) the Distribution Payment Date which follows an Early Termination Date.

Distribution Dates:

The second Business Day preceding each Record Date.

Distribution Payment Dates:

The third Business Day of the month immediately following the month in which the related Distribution Date occurred.

Record Dates:

The last Business Day of March, June, September and December of each year, commencing in September of 2009.

Income Distribution Payments and

Income Distribution Payment Payer:

With respect to any Distribution Date, if the Down Earned Income Accrual for the preceding Calculation Period is less than the Down Available Income for such Calculation Period, the Down Trust will pay the Down Income Distribution Payment to the Up Trust on the related Distribution Payment Date.  If the Up Earned Income Accrual for the preceding Calculation Period is less than the Up Available Income for such Calculation Period, the Up Trust will pay the Up Income Distribution Payment to the Down Trust on the related Distribution Payment Date.

Down Income

Distribution Payment:

With respect to any Distribution Date, an amount equal to the positive difference between the Down Available Income for the preceding Calculation Period and the Down Earned Income Accrual for the preceding Calculation Period.

Up Income

Distribution Payment:

With respect to any Distribution Date, an amount equal to the positive difference between the Up Available Income for the preceding Calculation Period and the Up Earned Income Accrual for the preceding Calculation Period.

Available Income and

Earned Income Accrual:

With respect to any Calculation Period, the Up Available Income and Down Available Income, and the Up Earned Income Accrual and Down Earned Income Accrual will have the respective meanings specified in the Up Trust Agreement and the Down Trust Agreement.

Business Day:

New York

Calculation Agent:

The Trustee

No Payments on Early Termination Date or Final Scheduled Termination Date:

With respect to an Early Termination Date and the Final Scheduled Termination Date (each as defined in the Up Trust Agreement and the Down Trust Agreement), no payments will be due from the Up Trust or the Down Trust on either of those dates.

3.

Tax Treatment.

The parties hereto intend to treat this Confirmation, as governed by the Agreement, as a notional principal contract (within the meaning of Treas. Reg. Section 1.446-3) for U.S. federal, state, and local income tax purposes.

4.

Account Details:

Account(s) for payments to Up Trust:

[______]

Account(s) for payments to Down Trust:

[______]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Yours sincerely,

MACROSHARES MAJOR METRO HOUSING UP TRUST

By:	State Street Bank and Trust Company, N.A.,
not in its individual capacity but solely as
Up Trustee

By:	/s/ James Newland
Name: James Newland
Title: Vice-President

Confirmed as of the

date first above written:

MACROSHARES MAJOR METRO HOUSING DOWN TRUST

By:  State Street Bank and Trust Company, N.A.,

not in its individual capacity but solely as

Down Trustee

By:	/s/ James Newland
Name: James Newland
Title: Vice-President

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